Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Post-Effective Amendment No.1 to Form S-3 No. 333-255699) and related Prospectus of ImmunityBio, Inc. for the registration of shares of its common stock, preferred stock, debt securities, warrants and units and to the incorporation by reference therein of our report dated April 22, 2021, with respect to the combined consolidated financial statements of ImmunityBio, Inc. included in ImmunityBio, Inc.’s Current Report on Form 8-K/A dated April 22, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

March 1, 2022